Exhibit 11.1

INDEPENDENT AUDITOR’S LETTER OF CONSENT

Management and Board of Directors

Smart RX Systems, Inc

Clermont, Florida

The financial statements of Smart RX Systems, Inc. as of December 31, 2015 and 2016 and for the years then ended, included in this offering circular, have been audited by Soto Accounting, LLC, independent auditors, as stated in their report appearing herein.

We agree to the inclusion in the offering circular of our report, dated December 14, 2017, on our audit of the financial statements of Smart RX Systems, Inc.

/s/ Soto Accounting, LLC
Soto Accounting, LLC

Chicago, Illinois

December 14, 2017

4252 N. Cicero Ave. Chicago, IL 60641 | T: 312.715.8599 | F: 312.489.2344 | brian@sotoaccounting.com